Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (Nos. 333-267628, 333-251791, and 333-179035) and Registration Statements on Forms S-3 (Nos. 333-272986, 333-263930, 333-175006 and 333-185846) of Comstock Inc. of our report dated February 27, 2024, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ ASSURE CPA, LLC

Spokane, Washington
February 27, 2024